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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES

THIRD-QUARTER EARNINGS

Madison Heights, MI. October 6, 2006 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, announced net income for the third quarter of 2006 was $752,000, or $.25 per average outstanding share, compared to $1,046,000, or $.35 per average outstanding share in the third quarter of 2005.

     Earnings to date for the year 2006 totaled $2,425,000 or $.80 per average outstanding share, compared to $3,215,000 or $1.06 per average outstanding share in 2005.

     Total assets as of September 30, 2006 were $496,468,000 compared to $497,413,000 on September 30, 2005. The lending portfolio grew 10% to $386,711,000 as of September 30, 2006 compared to $350,763,000 at September 30, 2005. Deposits totaled $449,219,000 on September 30, 2006 compared to $426,296,000 at the same time 2005, representing a 5% increase.

     Robert L. Cole, President and Chief Executive Officer, commenting on year-to-date earnings stated "We realized an 11% increase in operational and staffing expenses in 2006, mainly associated with the cost of opening two new full-service banking centers by Peoples State Bank last year; development costs for a new banking center in Troy, which will open for business during the fourth-quarter; and costs related to the acquisition of Nations One Mortgage by Universal Mortgage Corporation. These moves are being made to position our Bank for long term growth and allow us to enter new markets. Moreover, we have seen a $632,000 decrease in loan related fee income this year, mainly caused by the uncertain direction of the local economy. All of these factors contributed to downward pressure on earnings, which were offset


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in part by a 4% increase in net interest income during the same period."

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 12 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren; in addition to a commercial loan production office in Mt. Clemens. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area from offices in Ann Arbor, Clinton Township, Fenton, Howell, Macomb Township, Troy and Warren.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900


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